 Exhibit 10.3

                DIVESTITUTE RETENTION PROGRAM FOR GENERATION
                                                RETENTION AGREEMENT

          This Retention Agreement ("Agreement") is entered into between Potomac Electric
Power Company (herein "Pepco" or "the Company") and James S. Potts, the undersigned
Employee (herein "Employee").

          WHEREAS, the Company has announced its intention to divest itself of its generating assets and other parts of the Generation Strategic Business Unit (GSBU);

          WHEREAS, the Company has determined that, to maximize the benefits of the divestiture, it must retain the services of Employee in order to ensure the benefits of
Employee's knowledge and experience related to the Company's generating assets;

          WHEREAS, the Company and the Employee desire to enter into an Agreement to retain Employee's services up to and including the date of final sale of the Company's generating assets related to the divestiture;

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.

Employee agrees to remain employed by Company in the GSBU (or in a position to which the Employee may be transferred in Pepco or its subsidiaries, if approved by the Group Vice President-Generation) until the date of final closing of the Generation Assets to be public auctioned by the Company, ("the Employment Period"). Such Generation Assets are presently contemplated to include the sale of Pepco's six generating stations, the Production Service Center, Pepco's 10% interest in the Conemaugh plant (6000 MW) and the Company's purchase power contracts (764 MW), but the list of Generation Assets to be sold may be added to or deleted from, in the Company's sole discretion. During the Employment Period, Employee agrees to devote the whole of Employee's attention and time during normal business hours (and outside those hours when reasonably necessary to duties hereunder) to the business and affairs of the Company, including its efforts to sell its generating assets. Employee agrees to use reasonable best efforts to carry out such responsibilities faithfully and efficiently.

2.

If Employee fulfills the responsibilities set forth in Paragraph 1, above, as soon as practicable after the consummation of the final sale, the Company shall pay Employee, in a lump sum, an amount equal to fifty percent (50%) of Employee's annual base salary in effect as of the date of final closing, less applicable federal, state and local taxes as determined by the Company. Employee acknowledges that this one-time payment is in addition to anything Employee is entitled to receive under the Company's policies and shall not be included in amounts to determine Employee's pension and welfare benefits.

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3.

Employee agrees that nothing in this Agreement shall be construed to prevent the Company from terminating Employee's employment at any time due to (i) Employee's fraud, misappropriation, embezzlement or the like; (ii) persistent refusal or willful failure of the Employee to perform substantially the duties and responsibilities assigned; (iii) conduct that constitutes disloyalty to the Company, and that materially damages the property, business or reputation of the Company; (iv)  any other conduct which constitutes a major violation of the Company's rules; or (v) conviction of a felony. Termination of Employee's employment shall not constitute a breach of this Agreement by the Company and shall relieve the Company of any and all obligations to pay any amounts under this Agreement to the Employee, but shall not terminate Employee's obligations with respect to confidentiality.

4.

Employee agrees that this Retention Agreement shall be null and void and no obligations shall be placed on either party in the event the Company is unable or unwilling to sell its generating assets within twenty-four months from signing this Agreement.

5.	In the event of Employee's disability that would preclude the Employee from rendering satisfactory services under this Agreement, this Agreement shall become null and void.
6.	Employee acknowledges that this Agreement will be kept confidential and that this Agreement may not be assigned or transferred in whole or in part.
7.

The Employee further acknowledges the duty of the Employee to maintain the confidentiality of all secret or confidential information, knowledge or data relating to the Company or its affiliates and their respective businesses that the Employee obtains during Employee's employment by the Company that is not public information. The Employee shall not communicate, divulge or disclose Confidential Information at any time during or after the Employee's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

8.

This Agreement shall constitute the complete agreement between the Company and the Employee and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated into this Agreement. This Agreement may be modified only by a written document signed by the Company and the Employee.

9.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any

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provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provision of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

10.

If the parties disagree with respect to the interpretation or construction of this Agreement, then such disagreement shall be submitted to the American Arbitration Association for determination, and any such determination shall be final and binding on all parties.

11.	This Agreement shall be construed in accordance with the laws of the District of Columbia.
12.	The Company, through its representative, and the Employee acknowledge that each has read this Agreement and agrees to the terms, as set forth herein.

JAMES S. POTTS Employee Signature James S. Potts Print Name For Pepco: W. J. SIM Name	6-2-99 Date 6-2-99 Date

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